EXHIBIT 5.1

Stradling Yocca Carlson & Rauth LLP 660 Newport Center Drive, Suite 1600 Newport Beach, CA92660-6422 949 725 4000 stradlinglaw.com

April 22, 2025

VolitionRx Limited

1489 West Warm Springs Road, Suite 110

Henderson, NV 89014

Re: VolitionRx Limited Registration Statement on Form S-3 (File No. 333-283088)

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by VolitionRx Limited, a Delaware corporation (the “Company”), of up to an aggregate of $7,500,000 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to a registration statement on Form S-3, as amended (File No. 333-283088) (the “Registration Statement”), filed with, and declared effective by, the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus filed November 8, 2024 contained in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the Commission on April 22, 2025 pursuant to Rule 424(b) of the rules and regulations of the Securities Act (together with the Base Prospectus, the “Prospectus”). We understand the Shares are proposed to be offered and sold by the Company through JonesTrading Institutional Services LLC (“Jones”) pursuant to that certain Capital On DemandTM Sales Agreement, dated April 22, 2025, by and between Jones and the Company (the “Sales Agreement”).

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Sales Agreement, will be validly issued, fully paid and non-assessable.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with Commission on the date hereof, which is incorporated by reference into the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

VolitionRx Limited

April 22, 2025

Page Two

This opinion is intended solely for use in connection with the issuance and sale of the Shares pursuant to the Registration Statement and the Prospectus and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH LLP
STRADLING YOCCA CARLSON & RAUTH LLP